  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION and SUBSIDIARIES







                CONSOLIDATED FINANCIAL STATEMENTS

                As of December 31, 1994 and 1993

    and for the years ended December 31, 1994, 1993 AND 1992

                REPORT OF INDEPENDENT ACCOUNTANTS
               ----------------------------------




TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION:


We have audited the accompanying consolidated balance sheets of Municipal Bond Investors Assurance Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Municipal Bond Investors Assurance Corporation and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 7 to the consolidated financial statements, effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." As discussed in Note 2 to the consolidated financial statements, effective January 1, 1994 the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."


                                /s/ COOPERS & LYBRAND L. L. P.
                               -------------------------------

New York, New York
February 1, 1995

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
             (Dollars in thousands except per share amounts)

                                 December 31, 1994      December 31, 1993
                                 -----------------      -----------------
    ASSETS
Investments:
 Fixed maturity securities,
  at amortized cost (market
  value $2,971,369)                 $      ---             $2,753,974
 Fixed maturity securities
  held as available-for-sale
  at market (amortized
  cost $3,123,838)                   3,051,906                    ---
 Short-term investments,
  at amortized cost (which
  approximates market value)           121,384                104,205
 Other investments                      11,970                 98,215
                                    ----------             ----------
  TOTAL INVESTMENTS                  3,185,260              2,956,394
Cash and cash equivalents                1,332                    747
Accrued investment income               55,347                 51,514
Deferred acquisition costs             133,048                120,484
Prepaid reinsurance premiums           186,492                170,551
Goodwill (less accumulated
  amortization of $32,437
  and $27,476)                         110,543                115,504
Property and equipment, at cost
  (less accumulated depreciation
  of $9,501 and $3,452)                 39,648                 37,574
Receivable for investments sold            945                  1,949
Other assets                            46,552                 18,912
                                    ----------             ----------
  TOTAL ASSETS                      $3,759,167             $3,473,629
                                    ==========             ==========

          LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:
 Deferred premium revenue           $1,512,211             $1,402,807
 Loss and loss adjustment
  expense reserves                      40,148                 33,735
 Current income taxes payable              ---                  1,771
 Deferred income taxes                  97,828                106,686
 Payable for investments purchased       6,552                 33,340
 Other liabilities                      46,925                 37,547
                                    ----------             ----------
  TOTAL LIABILITIES                  1,703,664              1,615,886
                                    ----------             ----------
Shareholder's Equity
 Common stock, par value
  $150 per share; authorized,
  issued and outstanding
  - 100,000 shares                      15,000                 15,000
 Additional paid-in capital            953,655                943,794
 Retained earnings                   1,134,061                895,312
 Cumulative translation adjustment         427                 (1,203)
 Unrealized (depreciation)
  appreciation of investments,
  net of deferred income tax
  (benefit) provision of
  $(25,334) and $2,606                 (47,640)                 4,840
                                    ----------             ----------
  TOTAL SHAREHOLDER'S EQUITY         2,055,503              1,857,743
                                    ----------             ----------
  TOTAL LIABILITIES AND
    SHAREHOLDER'S EQUITY            $3,759,167             $3,473,629
                                    ==========             ==========

             The accompanying notes are an integral part of the
                   consolidated financial statements.

   MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF INCOME

                         (Dollars in thousands)

                                             Years ended December 31
                                         ------------------------------
                                           1994       1993       1992
                                         --------   --------   --------
Revenues:
 Gross premiums written                  $361,523   $479,390   $368,732
 Ceded premiums                           (49,281)   (47,552)   (32,588)
                                         --------   --------   --------
  Net premiums written                    312,242    431,838    336,144
 Increase in deferred premium revenue     (93,226)  (200,519)  (173,203)
                                         --------   --------   --------
  Premiums earned (net of ceded
    premiums of $33,340, $41,409
    and $28,276)                          219,016    231,319    162,941
 Net investment income                    193,966    175,329    149,359
 Net realized gains                        10,335      8,941     11,419
 Other income                               1,539      3,996      2,001
                                         --------   --------   --------
  Total revenues                          424,856    419,585    325,720
                                         --------   --------   --------

Expenses:
 Losses and loss
  adjustment expenses                       8,093      7,821      5,619
 Underwriting and operating expenses       41,044     38,006     34,092
 Policy acquisition costs, net             21,845     25,480     18,119
                                         --------   --------   --------
  Total expenses                           70,982     71,307     57,830
                                         --------   --------   --------
Income before income taxes and
 cumulative effect of accounting
 changes                                  353,874    348,278    267,890

Provision for income taxes                 77,125     86,684     54,802
                                         --------   --------   --------
Income before cumulative effect
 of accounting changes                    276,749    261,594    213,088

Cumulative effect of accounting changes       ---     12,923        ---
                                         --------   --------   --------
Net income                               $276,749   $274,517   $213,088
                                         ========   ========   ========

                The accompanying notes are an integral part of the
                      consolidated financial statements.

        MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
              For the years ended December 31, 1994, 1993 and 1992
                 (Dollars in thousands except per share amounts)

                                                                    Unrealized
                Common Stock  Additional            Cumulative     Appreciation
                ------------   Paid-in   Retained   Translation   (Depreciation)
               Shares  Amount  Capital   Earnings   Adjustment   of Investments
               ------  ------ ---------  --------   -----------  --------------
Balance,
 January 1,
 1992         100,000 $ 2,500  $776,544  $  479,707  $  (126)        $    143

Increase in
 par value
 of common
 stock            ---  12,500   (12,500)        ---      ---              ---

Net income        ---     ---       ---     213,088      ---              ---

Change in
 foreign
 currency
 translation      ---     ---      ---          ---     (348)             ---

Change in
 unrealized
 appreciation of
 investments net
 of change in
 deferred income
 taxes of
 $(1,151)         ---     ---      ---          ---      ---            2,236

Dividends
 declared (per
 common share
 $220.00)         ---     ---      ---      (22,000)     ---              ---

Capital
 contribution
 from MBIA Inc.   ---     ---  163,368          ---      ---              ---

Tax reduction
 related to
 MBIA Inc.'s
 Stock Option
 Plan             ---     ---    4,531          ---      ---              ---
              ------- ------- --------   ----------    -----         --------
Balance,
 December 31,
 1992         100,000  15,000  931,943      670,795     (474)           2,379
              ------- ------- --------   ----------    -----         --------

Net income        ---     ---      ---      274,517      ---              ---

Change in
 foreign
 currency
 translation      ---     ---      ---          ---     (729)             ---

Change in
 unrealized
 appreciation
 of investments
 net of change
 in deferred
 income taxes
 of $(1,381)      ---     ---      ---          ---      ---            2,461

Dividends
 declared (per
common share
 $500.00)         ---     ---      ---      (50,000)     ---              ---

Tax reduction
 related to
 tax sharing
 agreement
 with MBIA Inc.   ---     ---   11,851          ---      ---              ---
              ------- ------- --------   ----------    -----         --------
Balance,
 December 31,
 1993         100,000  15,000  943,794      895,312   (1,203)           4,840
              ------- ------- --------   ----------    -----         --------
Net income        ---     ---      ---      276,749      ---              ---

Change in
 foreign
 currency
 translation      ---     ---      ---          ---    1,630              ---

Change in
 unrealized
 depreciation
 of investments
 net of change
 in deferred
 income taxes
 of $27,940       ---     ---      ---         ---      ---           (52,480)

Dividends
 declared (per
 common share
 $380.00)         ---     ---      ---      (38,000)     ---              ---

Tax reduction
 related to
 tax sharing
 agreement with
 MBIA Inc.        ---     ---    9,861          ---      ---              ---
              ------- ------- --------   ----------    -----         --------
Balance,
 December 31,
 1994         100,000 $15,000 $953,655   $1,134,061    $ 427         $(47,640)
              ======= ======= ========   ==========    =====         ========

            The accompanying notes are an integral part of the consolidated financial statements.

         MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                  Years ended December 31
                                           ----------------------------------
                                               1994         1993      1992
                                           -----------   ---------  ---------
Cash flows from operating activities:
 Net income                                $   276,749   $274,517   $ 213,088
 Adjustments to reconcile net income to
   net cash provided by operating
   activities:
  Increase in accrued investment income         (3,833)    (5,009)     (8,869)
  Increase in deferred acquisition costs       (12,564)   (10,033)    (13,278)
  Increase in prepaid reinsurance premiums     (15,941)    (6,143)     (4,312)
  Increase in deferred premium revenue         109,167    206,662     177,515
  Increase in loss and loss adjustment
   expense reserves                              6,413      8,225       4,337
  Depreciation                                   1,607      1,259         685
  Amortization of goodwill                       4,961      5,001       5,095
  Amortization of bond premium
   (discount), net                                 621       (743)        647
  Net realized gains on sale of
   investments                                 (10,335)    (8,941)    (11,419)
  Deferred income taxes                         19,082      7,503       8,217
  Other, net                                    (8,469)    15,234      (2,385)
                                           -----------  ---------   ---------
  Total adjustments to net income               90,709    213,015     156,233
                                           -----------  ---------   ---------
  Net cash provided by operating
   activities                                  367,458    487,532     369,321
                                           -----------  ---------   ---------
Cash flows from investing activities:
  Purchase of fixed maturity securities,
    net of payable for investments
    purchased                               (1,060,033)  (786,510)   (913,643)
  Sale of fixed maturity securities,
   net of receivable for investments
   sold                                        515,548    205,342     371,693
  Redemption of fixed maturity
   securities, net of receivable
   for investments redeemed                    128,274    225,608      40,947
  Sale (purchase) of short-term
    investments, net                             3,547    (40,461)     28,206
  Sale (purchase) of other
   investments                                  87,456    (37,777)    (30,005)
  Capital expenditures, net of disposals        (3,665)    (3,601)     (8,029)
                                           -----------  ---------   ---------
  Net cash used in investing activities       (328,873)  (437,399)   (510,831)
                                           -----------  ---------   ---------
Cash flows from financing activities:
  Capital contribution from MBIA Inc.              ---        ---     163,368
  Dividends paid                               (38,000)   (50,000)    (22,000)
                                           -----------  ---------   ---------
  Net cash (used) provided by
   financing activities                        (38,000)   (50,000)    141,368
                                           -----------  ---------   ---------
Net increase (decrease) in cash and
  cash equivalents                                 585        133        (142)
Cash and cash equivalents -
  beginning of year                                747        614         756
                                         -------------  ---------   ---------
Cash and cash equivalents -
  end of year                            $       1,332  $     747   $     614
                                         =============  =========   =========
Supplemental cash flow disclosures:
 Income taxes paid                       $      53,569  $  52,967   $  40,997


                   The accompanying notes are an integral part of the
                           consolidated financial statements.

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BUSINESS AND ORGANIZATION
-----------------------------
Municipal Bond Investors Assurance Corporation ("MBIA Corp.") is a wholly-owned subsidiary of MBIA Inc. MBIA Inc. was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through the following series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the "Association"), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies:

  . MBIA Inc. acquired for $17 million all of the outstanding common stock of a New York domiciled insurance company and changed the name of the insurance company to MBIA Corp. Prior to the acquisition, all of the obligations of this company were reinsured and/or indemnified by the former owner.

  . Four of the five member companies of the Association together with their affiliates purchased all of the outstanding common stock of MBIA Inc. and entered into reinsurance agreements whereby they ceded to MBIA Inc. substantially all of the net unearned premiums on existing and future Association business and the interest in, or obligation for, contingent commissions resulting from their participation in the Association. MBIA Inc.'s reinsurance obligations were then assumed by MBIA Corp. The participation of these four members aggregated approximately 89% of the net insurance in force of the Association. The net assets transferred from the predecessor included the cash transferred in connection with the reinsurance agreements, the related deferred acquisition costs and contingent commissions receivable, net of the related unearned premiums and contingent commissions payable. The deferred income taxes inherent in these assets and liabilities were recorded by MBIA Corp. Contingent commissions receivable (payable) with respect to premiums earned prior to the effective date of the reinsurance agreements by the Association in accordance with statutory accounting practices, remained as assets (liabilities) of the member companies.

Effective December 31, 1989, MBIA Inc. acquired for $288 million all of the outstanding stock of Bond Investors Group, Inc.
("BIG"), the parent company of Bond Investors Guaranty Insurance
Company ("BIG Ins."), which was subsequently renamed MBIA
Insurance Corp. of Illinois ("MBIA Illinois").

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


In January 1990, MBIA Illinois ceded its portfolio of net insured obligations in exchange for cash and investments equal to its unearned premium reserve of $153 million to MBIA Corp.
Subsequent to this cession, MBIA Inc. contributed the common stock of BIG to MBIA Corp. resulting in additional paid-in capital of $200 million. The insured portfolio acquired from BIG consists of municipal obligations with risk characteristics similar to those insured by MBIA Corp. On December 31, 1990, BIG was merged into MBIA Illinois.

Also in 1990, MBIA Inc. formed MBIA Assurance S.A. ("MBIA Assurance"), a wholly-owned, French subsidiary, to write financial guarantee insurance in the international community. MBIA Assurance provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. The stock of MBIA Assurance was contributed to MBIA Corp. in 1991 resulting in additional paid-in capital of $6 million. Pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

In 1993, MBIA Inc. formed a wholly-owned subsidiary, MBIA Investment Management Corp. ("IMC"), with the principal purpose of providing guaranteed investment agreements guaranteed as to principal and interest for states, municipalities and municipal authorities. IMC commenced operations in August 1993. MBIA Corp. insures IMC's outstanding investment agreement liabilities.

In 1993, MBIA Corp. assumed the remaining business from the fifth member of the Association.


2.  SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------
The consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP").
Significant accounting policies are as follows:

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


CONSOLIDATION
The consolidated financial statements include the accounts of MBIA Corp., MBIA Illinois, MBIA Assurance and BIG Services, Inc. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash on hand and demand deposits with banks.

INVESTMENTS
Effective January 1, 1994, MBIA Corp. adopted Statement of Financial Accounting Standards ("SFAS") 115. In accordance with SFAS 115, MBIA Corp. reclassified its entire investment portfolio (including "Fixed maturity securities" and its "Municipal investment agreement portfolio") as "available-for-sale." Pursuant to SFAS 115, securities classified as available-for-sale are required to be reported in the financial statements at market value, with unrealized gains and losses reflected as a separate component of shareholders' equity. The cumulative effect of MBIA Corp.'s adoption of SFAS 115 was a decrease in shareholders' equity at December 31, 1994 of $46.8 million, net of taxes. The adoption of SFAS 115 had no effect on MBIA Corp.'s earnings. As required under SFAS 115, prior years' financial statements have not been restated. Accordingly, Fixed maturity securities reported in MBIA Corp.'s consolidated balance sheet at December 31, 1993 are reflected at amortized cost, based on MBIA Corp.'s then stated intention to hold such securities to maturity.

Bond discounts and premiums are amortized on the effective-yield method over the remaining term of the securities. For pre-refunded bonds the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates market value. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

Other investments consist of MBIA Corp.'s interest in limited partnerships and a mutual fund which invests principally in marketable equity securities. MBIA Corp. records dividends from its investment in marketable equity securities and its share of limited partnerships and mutual funds as a component of investment income. In addition, MBIA Corp. records its share of

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


the unrealized gains and losses on these investments, net of applicable deferred income taxes, as a separate component of shareholder's equity.

PREMIUM REVENUE RECOGNITION
Premiums are earned pro rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding or defeasance accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue, net of the portion which is credited to a new policy in those cases where MBIA Corp. insures the refunding issue, is earned at that time, since there is no longer risk to MBIA Corp. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.

POLICY ACQUISITION COSTS
Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. For business produced directly by MBIA Corp., such costs include compensation of employees involved in marketing, underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. For business assumed from the Association, such costs were comprised of management fees, certain rating agency fees and marketing and legal costs, reduced by ceding commissions received by the Association on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

LOSSES AND LOSS ADJUSTMENT EXPENSES
Reserves for losses and loss adjustment expenses ("LAE") are established in an amount equal to MBIA Corp.'s estimate of the identified and unidentified losses, including costs of settlement on the obligations it has insured.

To the extent that specific insured issues are identified as currently or likely to be in default, the present value of expected payments, including loss and loss adjustment expenses associated with these issues, net of expected recoveries, is allocated within the total loss reserve as case basis reserves. Management of MBIA Corp. periodically evaluates its estimates for losses and LAE and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims, but the

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

CONTINGENT COMMISSIONS
Contingent commissions may be receivable from MBIA Corp.'s and the Association's reinsurers under various reinsurance treaties and are accrued as the related premiums are earned.

INCOME TAXES
MBIA Corp. is included in the consolidated tax return of MBIA Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand alone basis. Any benefit derived by MBIA Corp. as a result of the tax sharing agreement with MBIA Inc. and its subsidiaries is reflected directly in shareholder's equity for financial reporting purposes.

Deferred income taxes are provided in respect of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Internal Revenue Code permits financial guarantee insurance companies to deduct from taxable income additions to the statutory contingency reserve subject to certain limitations.
The tax benefits obtained from such deductions must be invested in non-interest bearing U. S. Government tax and loss bonds.
MBIA Corp. records purchases of tax and loss bonds as payments of Federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time MBIA Corp. may present the tax and loss bonds for redemption to satisfy the additional tax liability.

PROPERTY AND EQUIPMENT
Property and equipment consists of MBIA Corp.'s headquarters and equipment and MBIA Assurance's furniture, fixtures and equipment, which are recorded at cost and, exclusive of land, are depreciated on the straight-line method over their estimated service lives ranging from 4 to 31 years. Maintenance and repairs are charged to expenses as incurred.

GOODWILL
Goodwill represents the excess of the cost of the acquired and contributed subsidiaries over the tangible net assets at the time of acquisition or contribution. Goodwill attributed to the acquisition of the licensed insurance company includes recognition of the value of the state licenses held

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


by that company, and is amortized by the straight-line method over 25 years. Goodwill related to the wholly-owned subsidiary of MBIA Inc. contributed in 1988 is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years.

FOREIGN CURRENCY TRANSLATION
Assets and liabilities denominated in foreign currencies are translated at current exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included as a separate component of shareholder's equity.


3.  STATUTORY ACCOUNTING PRACTICES
----------------------------------
The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

  . premiums are earned only when the related risk has expired rather than over the period of the risk;

  . acquisition costs are charged to operations as incurred rather than as the related premiums are earned;

  . contingent commissions are accrued when the related earned premiums are recognized;

  . a contingency reserve is computed on the basis of statutory requirements and reserves for losses and LAE are established, at present value, for specific insured issues which are identified as currently or likely to be in default, while under GAAP reserves are established based on MBIA Corp.'s reasonable estimate of the identified and unidentified losses and LAE on the insured obligations it has written;

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


  . Federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP deferred income taxes are provided with respect to temporary differences;

  . fixed maturity securities are reported at amortized cost rather than market;

  . tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

  . certain assets designated as "non-admitted assets" are charged directly against surplus but are reflected as assets under GAAP.


The following is a reconciliation of consolidated shareholder's equity presented on a GAAP basis to statutory capital and surplus for MBIA Corp. and its subsidiaries, MBIA Illinois and MBIA
Assurance:


                                                 As of December 31
                                     --------------------------------------
In thousands                            1994          1993          1992
                                     ----------    ----------    ----------
GAAP shareholder's equity            $2,055,503    $1,857,743    $1,619,643
Premium revenue recognition            (296,524)     (242,577)     (210,179)
Deferral of acquisition costs          (133,048)     (120,484)     (110,451)
Unrealized losses                        71,932           ---           ---
Contingent commissions                   (1,706)       (1,880)       (2,185)
Contingency reserve                    (620,988)     (539,103)     (403,875)
Loss and loss adjustment
  expense reserves                       18,181        26,262        11,085
Deferred income taxes                    90,328        99,186        90,303
Tax and loss bonds                       50,471        25,771        31,454
Goodwill                               (110,543)     (115,503)     (120,505)
Other                                   (13,568)      (11,679)       (9,297)
                                     ----------    ----------    ----------
    Statutory capital
        and surplus                  $1,110,038    $  977,736    $  895,993
                                     ==========    ==========    ==========


Consolidated net income of MBIA Corp. determined in accordance with statutory accounting practices for the years ended December
31, 1994, 1993 and 1992 was $224.9 million, $258.4 million and
$189.6 million, respectively.

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


4.  PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS
--------------------------------------------------
Premiums earned include $53.0 million, $85.6 million and $43.1 million for 1994, 1993 and 1992 respectively, related to refunded and called bonds.


5.  INVESTMENTS
---------------
MBIA Corp.'s investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital and claims-paying capability through maintenance of high quality investments with adequate liquidity and by the avoidance of excessive interest rate risk exposure through prudent maturity selection. MBIA Corp.'s investment policies limit the amount of credit exposure to any one issuer. The fixed maturity portfolio comprises high quality (average Double-A) taxable and tax-exempt investments of diversified maturities.

The following tables set forth the amortized cost and market value of the fixed maturities included in the consolidated investment portfolio of MBIA Corp. as of December 31, 1994 and 1993.


                                             Gross       Gross
                             Amortized  Unrealized  Unrealized
In thousands                      Cost       Gains      Losses    Market Value
------------------------------------------------------------------------------
DECEMBER 31, 1994
Taxable bonds
 United States Treasury
  and Government Agency     $  258,531     $ 3,012    $ 10,663     $  250,880
 Corporate and other
  obligations                  468,923       2,387      25,301        446,009
Tax-exempt bonds
 State and municipal
  obligations                2,396,384      36,631      77,998      2,355,017
                            ----------     -------    --------     ----------
 Total fixed
  maturities                $3,123,838     $42,030    $113,962     $3,051,906
                            ==========     =======    ========     ==========

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


                                             Gross       Gross
                             Amortized  Unrealized  Unrealized
In thousands                      Cost       Gains      Losses   Market Value
-----------------------------------------------------------------------------
DECEMBER 31, 1993
Taxable bonds
 United States Treasury
  and Government Agency     $  334,729    $ 17,326      $  354     $  351,701
 Corporate and other
  obligations                  365,660      25,326       1,493        389,493
Tax-exempt bonds
 State and municipal
  obligations                2,053,585     177,285         695      2,230,175
                            ----------    --------      ------     ----------
 Total fixed maturities     $2,753,974    $219,937      $2,542     $2,971,369
                            ==========    ========      ======     ==========

Fixed maturity investments carried at market value of $7.4
million at December 31, 1994 and at amortized cost of $7.6 million at December 31, 1993, were on deposit with various regulatory authorities to comply with insurance laws.

The table below sets forth the distribution by expected maturity of the fixed maturities and short-term investments at amortized cost and market value at December 31, 1994. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                             Amortized        Market
In thousands                                      Cost        Value
--------------------------------------------------------------------
Maturity
Within 1 year                               $  121,428      $121,384
Beyond 1 year but within 5 years               512,741       526,119
Beyond 5 years but within 10 years           1,387,250     1,351,090
Beyond 10 years but within 15 years            788,742       762,187
Beyond 15 years but within 20 years            397,700       377,225
Beyond 20 years                                 37,361        35,285
                                            ----------    ----------
Total fixed maturities and short-term
 investments                                $3,245,222    $3,173,290
                                            ==========    ==========

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


6.  INVESTMENT INCOME AND GAINS AND LOSSES
------------------------------------------
Investment income consists of:

                                               Years ended December 31
                                         --------------------------------
In thousands                                 1994        1993        1992
-------------------------------------------------------------------------
Fixed maturities                         $193,729    $173,070    $147,598
Short-term investments                      3,003       2,844       2,749
Other investments                              12       2,078       1,265
                                         --------    --------    --------
    Gross investment income               196,744     177,992     151,612
Investment expenses                         2,778       2,663       2,253
                                         --------    --------    --------
    Net investment income                 193,966     175,329     149,359
Net realized gains (losses):
 Fixed maturities                             784       8,326      11,798
 Other investments                          9,551         615        (379)
                                         --------    --------    --------
    Net realized gains (losses)            10,335       8,941      11,419
                                         --------    --------    --------
    Total investment income              $204,301    $184,270    $160,778
                                         ========    ========    ========


Unrealized gains (losses) consist of:

                                                       As of December 31
                                                     ---------------------
In thousands                                              1994        1993
--------------------------------------------------------------------------
Fixed maturities:
 Gains                                               $  42,030    $219,937
 Losses                                               (113,962)     (2,542)
                                                     ---------    --------
  Net                                                  (71,932)    217,395
Other investments:
 Gains                                                     ---       7,446
 Losses                                                 (1,042)        ---
                                                     ---------    --------
  Net                                                   (1,042)      7,446
Total                                                  (72,974)    224,841
Deferred income tax (benefit)                          (25,334)      2,606
                                                     ---------    --------
 Unrealized (losses) gains - net                     $ (47,640)   $222,235
                                                     =========    ========

The deferred tax benefit in 1994 relates primarily to unrealized losses on MBIA Corp.'s fixed maturity investments, which are reflected in shareholders' equity in 1994 in accordance with MBIA
Corp.'s adoption of SFAS 115.

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


The change in net unrealized gains (losses) consists of:


                                                Years ended December 31
                                        ----------------------------------
In thousands                                1994          1993        1992
--------------------------------------------------------------------------
Fixed maturities                        $(71,932)     $101,418     $19,118
Other investments                         (8,488)        3,842       3,387
                                        --------      --------     -------
 Total                                   (80,420)      105,260      22,505
Deferred income tax (benefit)            (27,940)        1,381       1,151
                                        --------      --------     -------
 Unrealized (losses) gains, net         $(52,480)     $103,879     $21,354
                                        ========      ========     =======


7.  INCOME TAXES
----------------
Effective January 1, 1993, MBIA Corp. changed its method of accounting for income taxes from the income statement-based deferred method to the balance sheet-based liability method required by SFAS 109. MBIA Corp. adopted the new pronouncement on the cumulative catch-up basis and recorded a cumulative adjustment, which increased net income and reduced the deferred tax liability by $13.0 million. The cumulative effect represents the impact of adjusting the deferred tax liability to reflect the January 1, 1993 tax rate of 34% as opposed to the higher tax rates in effect when certain of the deferred taxes originated. As permitted under the new rules, prior years' financial statements have not been restated.

SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax
returns.    Under   this  method,  deferred  taxes   assets   and
liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1994 and 1993 are as presented below:

In thousands                                               1994       1993
--------------------------------------------------------------------------
Deferred tax assets
 Tax and loss bonds                                    $ 50,332   $ 24,168
 Unrealized losses                                       25,334        ---
 Alternative minimum tax credit carry forwards           22,391      7,570
 Loss and loss adjustment expense reserves                6,363      9,192
 Other                                                    3,981      3,084
                                                       --------    -------
  Total gross deferred tax assets                       108,401     44,014
                                                       --------    -------
Deferred tax liabilities
 Contingency reserve                                     91,439     47,621
 Deferred premium revenue                                54,523     45,903
 Deferred acquisition costs                              48,900     44,502
 Unrealized gains                                           ---      2,606
 Contingent commissions                                   4,746      4,744
 Other                                                    6,621      5,324
                                                       --------   --------
  Total gross deferred tax liabilities                  206,229    150,700
                                                       --------   --------
    Net deferred tax liability                         $ 97,828   $106,686
                                                       ========   ========

Under SFAS 109, a change in the Federal tax rate requires a restatement of deferred tax assets and liabilities. Accordingly, the restatement for the change in the 1993 Federal tax rate resulted in a $5.4 million increase in the tax provision, of which $3.2 million resulted from the recalculation of deferred taxes at the new Federal rate.


The provision for income taxes is composed of:

                                            Years ended December 31
                                         ----------------------------
    In thousands                            1994       1993      1992
    -----------------------------------------------------------------
    Current                              $58,043    $66,086   $46,585
    Deferred                              19,082     20,598     8,217
                                         -------    -------   -------
     Total                               $77,125    $86,684   $54,802
                                         =======    =======   =======

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, MBIA Corp.'s effective income tax rate differs from the statutory rate on ordinary income. The reasons for MBIA Corp.'s lower effective tax rates are as follows:

                                           Years ended December 31
                                           -----------------------
                                           1994      1993     1992
------------------------------------------------------------------
Income taxes computed on pre-tax
  financial income at statutory rates      35.0%     35.0%    34.0%
Increase (reduction) in taxes
  resulting from:
    Tax-exempt interest                   (12.0)    (10.6)   (11.3)
    Benefit from tax sharing agreement      ---       ---     (3.0)
    Amortization of goodwill                0.5       0.5      0.7
    Other                                  (1.7)      ---      0.1
                                           ----      ----     ----
      Provision for income taxes           21.8%     24.9%    20.5%
                                           ====      ====     ====


8.  DIVIDENDS AND CAPITAL REQUIREMENTS
--------------------------------------
Under New York Insurance Law, MBIA Corp. may pay a dividend only from earned surplus subject to the maintenance of a minimum capital requirement and the dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory-basis financial statements, or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the Superintendent of the New York State Insurance Department.

In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Corp. had approximately $73 million available for the payment of dividends as of December 31, 1994. In 1994, 1993 and 1992, MBIA Corp. declared and paid dividends of $38 million, $50 million and $22 million, respectively, to MBIA Inc.

Under Illinois Insurance Law, MBIA Illinois may pay a dividend from unassigned surplus, and the dividends in any 12-month period may not exceed the greater of 10% of policyholders' surplus (total capital and surplus) at the end of the preceding calendar year, or the net income of the preceding calendar year without prior approval of the Illinois State Insurance Department.

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Illinois may pay a dividend only with prior approval as of December 31, 1994.

The insurance departments of New York State and certain other states and the agencies which rate the bonds insured by MBIA Corp. have various requirements with which MBIA Corp. was in compliance as of December 31, 1994, relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force.


9.  LINES OF CREDIT
-------------------
MBIA Corp. has a standby line of credit commitment in the amount of $600 million with a group of major banks to provide loans to MBIA Corp. after it has incurred cumulative losses (net of any recoveries) from September 30, 1994 in excess of the greater of $500 million and 6.25% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral.
This commitment has a seven-year term and expires on September 30, 2001 but, subject to approval by the banks, may be annually renewed to extend the term to seven years beyond the renewal date.

MBIA Corp. and MBIA Inc. maintain bank liquidity facilities aggregating $250 million.

At December 31, 1994, $17 million was outstanding under these facilities.


10.  NET INSURANCE IN FORCE
---------------------------
MBIA Corp. guarantees the timely payment of principal and interest on municipal and certain non-municipal bonds and notes.
MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance and each insured issue must comply with MBIA Corp.'s underwriting guidelines.

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.'s upon the payment of the insured amount by MBIA Corp.

As of December 31, 1994, insurance in force, net of cessions to reinsurers, has a range of maturity of 1-40 years. Net insurance in force includes international business of $2.5 billion representing 18 issues and $0.3 billion representing 5 issues at December 31, 1994 and 1993, respectively. The distribution of net insurance in force by state and type of bond, including IMC's $1,526.1 million and $493.0 million municipal investment agreement liability guaranteed by MBIA Corp. in 1994 and 1993, respectively, is set forth in the tables below:


                                      As of December 31
              ----------------------------------------------------------------
                           1994                              1993
              -------------------------------  -------------------------------
                    Net      Number  % of Net  Net             Number  % of Net
              Insurance   of Issues Insurance  Insurance    of Issues Insurance
               In Force Outstanding  In Force   In Force  Outstanding  In Force
              --------- ----------- ---------  ---------  ----------- --------
           (in billions)                    (in billions)

California      $ 43.9      2,832      14.3%     $ 37.9       2,410      14.2%
Florida           25.4      1,805       8.3        22.9       1,716       8.6
New York          25.0      4,447       8.2        21.5       4,116       8.0
Pennsylvania      19.5      2,108       6.4        17.7       1,889       6.6
Texas             18.6      2,102       6.1        17.5       1,784       6.5
New Jersey        15.0      1,590       4.9        11.9       1,298       4.5
Illinois          14.7      1,139       4.8        12.2       1,120       4.6
Massachusetts      8.6      1,064       2.8         7.4         959       2.8
Ohio               8.3        996       2.7         7.0         915       2.6
Georgia            7.4        978       2.4         5.9         815       2.2
All others       119.6     10,723      39.1       105.4      10,130      39.4
                ------     ------     -----      ------      ------     -----
                $306.0     29,784     100.0%     $267.3      27,152     100.0%
                ======     ======     =====      ======      ======     =====

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                     As of December 31
               ---------------------------------------------------------------
                               1994                           1993
              -------------------------------  -------------------------------
                    Net      Number  % of Net        Net       Number  % of Net
              Insurance   of Issues Insurance  Insurance    of Issues Insurance
               In Force Outstanding  In Force   In Force  Outstanding  In Force
              --------- ----------- ---------  ---------  ----------- ---------
           (in billions)                    (in billions)
Municipal
General
  Obligation     $ 84.2     11,029     27.5%     $ 72.7      10,310      27.2%
Utilities          56.0      5,087     18.3        50.8       4,640      19.0
Health Care        50.6      2,670     16.5        47.7       2,558      17.8
Special Revenue    22.7      1,291      7.4        20.6       1,153       7.7
Transportation     21.3      1,486      7.0        19.1       1,431       7.1
Industrial
 development
  and pollution
  control
  revenue          15.1      1,016      4.9        11.2       1,058       4.2
Higher education   14.0      1,208      4.6        12.7       1,119       4.8
Housing            13.6      2,663      4.5        14.7       2,614       5.5
Other               3.8        124      1.2         2.4          68       0.9
                 ------     ------    -----      ------      ------     -----
                  281.3     26,574     91.9       251.9      24,951      94.2
                 ------     ------    -----      ------      ------     -----
Non-municipal
Asset/mortgage-
  backed           12.8        151      4.2         8.5          94       3.2
Investor-owned
  utilities         5.7      2,918      1.9         4.5       2,056       1.7
Other               6.2        141      2.0         2.4          51       0.9
                 ------     ------    -----      ------      ------     -----
                   24.7      3,210      8.1        15.4       2,201       5.8
                 ------      -----    -----      ------      ------     -----
                 $306.0     29,784    100.0%     $267.3      27,152     100.0%
                 ======     ======    =====      ======      ======     =====


11.  REINSURANCE
----------------
MBIA Corp. reinsures portions of its risks with other insurance companies through various quota and surplus share reinsurance treaties and facultative agreements. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and MBIA Illinois were $42.6 billion and $36.8 billion, at December 31, 1994 and 1993, respectively. Ceded insurance in force includes international business of $0.7 billion representing two issues at December 31, 1994. The distribution of ceded insurance in force by state and type of bond is set forth in the tables below:

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                        As of December 31
                         ------------------------------------------------
                                  1994                      1993
                         ----------------------    ----------------------
                             Ceded   % of Ceded        Ceded   % of Ceded
                         Insurance    Insurance    Insurance    Insurance
State                     In Force     In Force     In Force     In Force
-------------------------------------------------------------------------
                      (in billions)             (in billions)
California                  $ 7.5        17.6%        $ 5.7         15.5%
New York                      4.9        11.5           4.2         11.4
Pennsylvania                  2.6         6.1           2.7          7.3
Texas                         2.5         5.9           2.6          7.1
Illinois                      2.3         5.4           1.9          5.2
Florida                       2.1         4.9           1.9          5.2
New Jersey                    2.0         4.7           0.9          2.4
District of Columbia          1.6         3.8           0.9          2.4
Washington                    1.2         2.8           1.1          3.0
Puerto Rico                   1.1         2.6           1.1          3.0
Ohio                          0.9         2.1           0.7          1.9
Massachusetts                 0.9         2.1           0.8          2.2
All others                   13.0        30.5          12.3         33.4
                            -----       -----         -----        -----
                            $42.6       100.0%        $36.8        100.0%
                            =====       =====         =====        =====

                                        As of December 31
                         ------------------------------------------------
                                  1994                      1993
                         ----------------------    ----------------------
                             Ceded   % of Ceded        Ceded   % of Ceded
                         Insurance    Insurance    Insurance    Insurance
Type of Bond              In Force     In Force     In Force     In Force
-------------------------------------------------------------------------
                      (in billions)             (in billions)
Municipal
General obligation          $ 9.7        22.8%        $ 8.3        22.5%
Utilities                     8.5        20.0           8.8        23.9
Health care                   6.5        15.3           6.8        18.5
Transportation                4.5        10.6           3.1         8.4
Industrial development
    and pollution
    control revenue           2.9         6.8           0.3         0.8
Special revenue               2.7         6.3           2.6         7.1
Higher education              1.2         2.8           0.9         2.4
Housing                       1.0         2.3           1.2         3.3
Other                         1.5         3.5           1.8         4.9
                            -----       -----         -----       -----
                             38.5        90.4          33.8        91.8
                            -----       -----         -----       -----
Non-municipal
Asset/mortgage-backed         2.7         6.3           2.1         5.7
Other                         1.4         3.3           0.9         2.5
                            -----       -----         -----       -----
                              4.1         9.6           3.0         8.2
                            -----       -----         -----       -----
                            $42.6       100.0%        $36.8       100.0%
                            =====       =====         =====       =====

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Included in gross premiums written are assumed premiums from other insurance companies of $6.3 million, $20.4 million and $10.1 million for the years ended December 31, 1994, 1993 and 1992, respectively. The percentages of the amounts assumed to net premiums written were 2.0%, 4.7% and 3.0% in 1994, 1993 and 1992, respectively.

Gross premiums written include $0.2 million in 1994, $5.4 million in 1993 and $5.0 million in 1992 related to the reassumption by MBIA Corp. of reinsurance previously ceded. Also included in gross premiums in 1993 is $10.8 million of premiums assumed from a member of the Association. Ceded premiums written are net of $1.6 million in 1994, $2.5 million in 1993 and $4.7 million in 1992 related to the reassumption of reinsurance previously ceded by MBIA Corp.

Effective January 1, 1993, MBIA Corp. adopted SFAS 113. Under SFAS 113, assets and liabilities relating to reinsurance contracts must be shown gross of the effects of reinsurance.
SFAS 113 also established guidelines to determine whether risk is transferred under a reinsurance contract. If risk is transferred, the conditions for reinsurance accounting are met. If risk is not transferred, the contract is accounted for as a deposit.


12.  EMPLOYEE BENEFITS
----------------------

MBIA Corp. participates in MBIA Inc.'s pension plan covering all eligible employees. The pension plan is a defined contribution plan and MBIA Corp. contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 1994, 1993 and 1992 was $3.0 million, $3.1 million and $2.7 million, respectively. MBIA Corp. also has a profit sharing/401(k) plan which allows eligible employees to contribute up to 10% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of total compensation. MBIA Corp. contributions to the profit sharing plan aggregated $1.4 million, $1.3 million and $0.9 million for the years ended December 31, 1994, 1993 and 1992, respectively. The 401(k) plan amounts are invested in common stock of MBIA Inc. Amounts relating to the above plans that exceed limitations established by Federal regulations are contributed to a non-qualified deferred compensation plan. Of the above amounts for the pension and profit sharing plans, $2.6 million, $2.6 million and $2.2 million for the years ended December 31, 1994, 1993 and 1992, respectively, are included in policy acquisition costs.

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


MBIA Corp. also participates in MBIA Inc.'s common stock incentive plan which enables employees of MBIA Corp. to acquire shares of MBIA Inc. or to benefit from appreciation in the price of the common stock of MBIA Inc. Certain key employees of MBIA Corp. were granted Stock Appreciation Rights ("SARs"). On
March 29, 1991, those MBIA Corp. employees who had previously been granted SARS agreed to the cancellation of such SARs.

Effective January 1, 1993, MBIA Corp. adopted SFAS 106. Under SFAS 106, companies are required to accrue the cost of employee post-retirement benefits other than pensions during the years that employees render service. Prior to January 1, 1993, MBIA Corp. had accounted for these post-retirement benefits on a cash basis. In 1993, MBIA Corp. adopted the new pronouncement on the cumulative catch-up basis and recorded a cumulative effect adjustment which decreased net income and increased other liabilities by $0.1 million. As of January 1, 1994, MBIA Corp. eliminated these post-retirement benefits.


13.  RELATED PARTY TRANSACTIONS
-------------------------------
The business assumed from the Association, relating to insurance on unit investment trusts sponsored by two members of the Association, includes deferred premium revenue of $1.9 million and $2.3 million at December 31, 1994 and 1993, respectively.

In 1993, MBIA Corp. assumed the balance of $10.8 million of deferred premium revenue from a member of the Association which had not previously ceded its insurance portfolio to MBIA Corp. Also in 1993, MBIA Corp. assumed $0.4 million of deferred premium revenue relating to one of the trusts which was previously ceded to an affiliate of an Association member.

Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association, one of which is a principal shareholder of MBIA Inc., which had their Standard & Poor's claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent instead of to the former Association member as was previously required. The aggregate amount payable by MBIA Corp. on these surety bonds is limited to $340 million. These surety bonds remain outstanding as of December 31, 1994.

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


MBIA Corp. has investment management and advisory agreements with an affiliate of a principal shareholder of MBIA Inc., which provides for payment of fees on assets under management. Total related expenses for the years ended December 31, 1994, 1993 and 1992 amounted to $2.6 million, $2.4 million and $2.1 million, respectively.

MBIA Corp. has various insurance coverages provided by a principal shareholder of MBIA Inc., the cost of which was $1.9 million, $2.0 million and $2.2 million for the years ended
December 31, 1994, 1993 and 1992, respectively.

Included in other assets at December 31, 1993 is $3.2 million of net receivables from MBIA Inc. and other subsidiaries. Included in other liabilities at December 31, 1992 is $2.8 million of net payables to MBIA Inc. and other subsidiaries.


14.  Fair Value of Financial Instruments
----------------------------------------
The estimated fair value amounts of financial instruments shown in the following table have been determined by MBIA Corp. using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount MBIA Corp. could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


FIXED MATURITY SECURITIES - The fair value of fixed maturity securities equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.


SHORT-TERM INVESTMENTS - Short-term investments are carried at amortized cost which, because of their short duration, is a reasonable estimate of fair value.

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


OTHER INVESTMENTS - Other investments consist of MBIA Corp.'s interest in limited partnerships and a mutual fund which invests principally in marketable equity securities. The fair value of other investments is based on quoted market prices.


CASH AND CASH EQUIVALENTS, RECEIVABLE FOR INVESTMENTS SOLD AND
PAYABLE FOR INVESTMENTS PURCHASED - The carrying amounts of these items are a reasonable estimate of their fair value.


PREPAID REINSURANCE PREMIUMS - The fair value of MBIA Corp.'s prepaid reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third party reinsurers under current market conditions.


DEFERRED PREMIUM REVENUE - The fair value of MBIA Corp.'s deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third party reinsurers under current market conditions.


LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES - The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unidentified claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.


INSTALLMENT PREMIUMS - The fair value is derived by calculating the present value of the estimated future cash flow stream at MBIA Corp.'s estimated cost of capital.

  MUNICIPAL BOND INVESTORS ASSURANCE CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


                                          As of December 31,
                           -----------------------------------------------
                                   1994                      1993
                           ---------------------     ---------------------
                           Carrying    Estimated     Carrying    Estimated
In thousands                 Amount   Fair Value       Amount   Fair Value
--------------------------------------------------------------------------
ASSETS:
Fixed maturity
  securities             $3,051,906   $3,051,906   $2,753,974   $2,971,369
Short-term investments      121,384      121,384      104,205      104,205
Other investments            11,970       11,970       98,215       98,215
Cash and cash equivalents     1,332        1,332          747          747
Prepaid reinsurance
  premiums                  186,492      159,736      170,551      141,441
Receivable for
  investments sold              945          945        1,949        1,949

LIABILITIES:
Deferred premium
  revenue                 1,512,211    1,295,305    1,402,807    1,173,882
Loss and loss adjustment
  expense reserves           40,148       40,148       33,735       33,735
Payable for investments
  purchased                   6,552        6,552       33,340       33,340

OFF-BALANCE-SHEET
  INSTRUMENTS:

Installment premiums            ---      176,944          ---      186,490